Exhibit 99.1

ADM Announces Initial Results of Pending Tender Offers and Upsize of the Maximum Principal Amount

CHICAGO, September 22, 2020—ADM (NYSE: ADM) today announced that as of 5:00 p.m., New York City time, on September 21, 2020 (the “Early Tender Time”), the below-listed amounts of the following debentures and notes (the “Securities”) have been validly tendered and not validly withdrawn in connection with the cash tender offers, as reported by D.F. King & Co., Inc., the tender and information agent for the tender offers. These Securities, if accepted, will be eligible for the early tender payment of $30.00 per $1,000.00 principal amount of Securities accepted for purchase. Securities tendered pursuant to the offers can no longer be withdrawn. The terms and conditions of the tender offers are described in the Offer to Purchase, dated September 8, 2020 (as may be supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal.

In response to the amount of Securities validly tendered and not validly withdrawn by the Early Tender Time, ADM has decided to increase the Maximum Principal Amount of the Securities that may be purchased pursuant to the terms of the tender offers from $600,000,000 to up to $664,843,000. All other terms of the tender offers, as previously announced, remain unchanged.

Offer to Purchase For Cash Up to $664,843,000

Aggregate Principal Amount of the Outstanding Securities Listed Below

Title of Security	CUSIP No.	Principal Amount Outstanding	Acceptance Priority Level	Early Tender Payment*	Principal Amount Tendered	Percent of Outstanding Principal Amount Tendered to Date	Principal Amount Accepted
6.950% Debentures due 2097	039483 AP7	$158,519,000	1	$30.00	$1,581,000	1.00%	$1,581,000
6.450% Debentures due 2038	039483 AX0	$126,719,000	2	$30.00	$23,577,000	18.61%	$23,577,000
5.765% Debentures due 2041	039483 BC5	$378,368,000	3	$30.00	$81,033,000	21.42%	$81,033,000
4.535% Debentures due 2042	039483 BE1	$527,688,000	4	$30.00	$144,961,000	27.47%	$144,961,000
4.016% Debentures due 2043	039483 BH4	$570,425,000	5	$30.00	$199,235,000	34.93%	$199,235,000
6.750% Debentures due 2027	039483 AN2	$118,449,000	6	$30.00	$15,007,000	12.67%	$15,007,000
7.500% Debentures due 2027	039483 AM4	$150,262,000	7	$30.00	$3,174,000	2.11%	$3,174,000
6.625% Debentures due 2029	039483 AR3	$159,823,000	8	$30.00	$15,397,000	9.63%	$15,397,000
5.375% Debentures due 2035	039483 AU6	$469,992,000	9	$30.00	$38,154,000	8.12%	$38,154,000
3.750% Notes due 2047	039483 BM3	$500,000,000	10	$30.00	$92,071,000	18.41%	$92,071,000
7.000% Debentures due 2031	039483 AS1	$164,412,000	11	$30.00	$4,425,000	2.69%	$4,425,000
5.935% Debentures due 2032	039483 AT9	$382,655,000	12	$30.00	$46,228,000	12.08%	$46,228,000

*	Per $1,000 principal amount of Securities accepted for purchase

The tender offers will expire at 11:59 p.m., New York City time, on October 5, 2020, unless extended.

The applicable total consideration will be determined as described in the Offer to Purchase based on the present value of future payments on the applicable Securities discounted to the Early Settlement Date at a rate equal to the sum of the yield to maturity for the applicable reference security, calculated by the lead dealer managers based on the bid-side price at 10:00 a.m., New York City time on September 22, 2020, plus the applicable fixed spread, minus accrued interest up to, but not including, the Early Settlement Date or the Final Settlement Date, as applicable, which are currently expected to be September 23, 2020 and October 6, 2020, respectively.

It is expected that ADM will purchase up to $664,843,000 aggregate principal amount of the above-listed tendered Securities on the Early Settlement Date, which represents the full amount of the Securities tendered and not withdrawn by the Early Tender Time.

The consummation of the tender offers is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase.

ADM has retained BofA Securities and J.P. Morgan Securities LLC, as lead dealer managers, and D.F. King & Co., Inc. as the tender and information agent for the tender offers.

For additional information regarding the terms of the tender offers, please contact: BofA Securities at (980) 387-3907 (collect) or debt_advisory@bofa.com or J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-3424 (collect). Requests for documents and questions regarding the tendering of Securities may be directed to D.F. King & Co., Inc. at (800) 859-8509 (toll free) or (212) 269-5550 (collect) or at adm@dfking.com.

ADM’s obligations to accept any Securities tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and related Letter of Transmittal. This press release is not an offer to purchase or a solicitation of acceptance of the tender offers. Subject to applicable law, ADM may amend, extend or, subject to certain conditions, terminate the tender offers.

Forward-Looking Statements

Some of the above statements constitute forward-looking statements. ADM’s filings with the Securities and Exchange Commission provide detailed information on such statements and risks, and should be consulted along with this announcement. To the extent permitted under applicable law, ADM assumes no obligation to update any forward-looking statements.

About ADM

At ADM, we unlock the power of nature to provide access to nutrition worldwide. With industry-advancing innovations, a complete portfolio of ingredients and solutions to meet any taste, and a commitment to sustainability, we give customers an edge in solving the nutritional challenges of today and tomorrow. We’re a global leader in human and animal nutrition and the world’s premier agricultural origination and processing company. Our breadth, depth, insights, facilities and logistical expertise give us unparalleled capabilities to meet needs for food, beverages, health and wellness, and more. From the seed of the idea to the outcome of the solution, we enrich the quality of life the world over. Learn more at www.adm.com.

ADM Company Media Relations

Jackie Anderson

media@adm.com

312-634-8484